Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: John Sorensen

(914) 595-8204

VISANT CORPORATION ANNOUNCES 2006 FOURTH QUARTER AND FULL YEAR RESULTS FROM CONTINUING OPERATIONS

ARMONK, NY, March 7, 2007 — VISANT CORPORATION today announced its results from continuing operations for the fourth quarter ended December 30, 2006, including consolidated net sales of $273.4 million for the quarter, an increase of 13.5%, compared to consolidated net sales from continuing operations of $241.0 million in the fourth quarter of 2005.  In addition, the company reported consolidated income from continuing operations for the fourth quarter of 2006 of $6.7 million, an increase of 340.9% compared to consolidated income from continuing operations of $1.5 million for the same period of 2005.  Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) from continuing operations of $50.2 million for the fourth quarter of 2006 compared to EBITDA from continuing operations of $49.9 million for the fourth quarter of 2005.  These results do not include certain operations of Von Hoffmann Holdings Inc. (including its subsidaries Von Hoffmann Corporation and Anthology, Inc.).  These operations were held as discontinued operations as of year-end 2006 and have been reflected as such for all periods presented.

On January 3, 2007, the Company announced that it had entered into a definitive agreement with R.R. Donnelley & Sons Company pursuant to which Donnelley will acquire Von Hoffmann, for purchase consideration of $412.5 million.  This sale is subject to ongoing regulatory review by the FTC, with which we are cooperating as expeditiously as possible.  The businesses to be sold do not include The Lehigh Press, Inc.  The results of these businesses, which comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment, have been reclassified on the consolidated statement of operations to a single caption titled “Income (loss) from discontinued operations, net”.  Previously, the results of these businesses included certain allocated corporate costs, which have been reallocated to the remaining continuing operations.

For the 2006 full fiscal year, consolidated net sales from continuing operations were $1,186.6 million, an increase of 6.8% over $1,110.7 million for the corresponding 2005 twelve-month period.  Consolidated net income from continuing operations was $66.8 million for the full fiscal year of 2006, an increase of 129.6%, compared to $29.1 million from continuing operations for the corresponding prior year period.  Consolidated EBITDA from continuing operations for the full year of 2006 totaled $285.0 million, an increase of 18.4% from $240.7 million from continuing operations for 2005.

Visant’s consolidated Adjusted EBITDA from continuing operations (defined in the accompanying summary of financial data) of $51.6 million for the fourth quarter of 2006 represents an increase of 0.4% compared to consolidated Adjusted EBITDA of $51.4 million from continuing operations for the fourth quarter of 2005.   Consolidated Adjusted EBITDA from continuing operations totaled $291.4 million for the full year of 2006, an increase of 9.2% from consolidated Adjusted EBITDA from continuing operations of $266.7 million for the same period of 2005.

“We are pleased with Visant’s strong 2006 performance, “ commented Marc Reisch, President and Chief Executive Officer of Visant.  “Consolidated net sales growth of approximately 7% helped to drive an increase of over 9% in Adjusted EBITDA versus 2005.  Our Jostens Yearbook and continuing Marketing and Publishing Services buinesses had outstanding results in 2006.  Jostens Scholastic also had a solid 2006, reporting an increase in Adjusted EBITDA even after absorbing a significant increase in gold costs, and fully recovering from the 2005 diploma production issues.  We have also made excellent progress during the last year to strengthen the Visant portfolio of businesses which positions us well as we move into 2007.  Our Marketing and Publishing Services segment was significantly enhanced by the acquisitions of the Vertis fragrance and sampling business and Dixon Web.  Consistent with Visant’s strategy to focus its resources and investments in our businesses that have higher growth prospects, we sold the Jostens Photo business last July, and we recently announced the proposed sale of Von Hoffmann.”

Net sales of the Jostens Scholastic segment increased approximately $11.9 million, or 9.3%, to $139.3 million for the fourth quarter of 2006 from $127.4 million for the fourth quarter of 2005.  The increase was due primarily to higher jewelry revenue and increased diploma shipments in the fourth quarter of 2006 versus 2005 due to the 2005 diploma production inefficiencies.  Jostens Yearbook net sales decreased $2.4 million, or 8.7%, to $25.4 million for the fourth quarter of 2006 compared to $27.8 million for the fourth quarter of 2005.  This decrease was due to earlier deliveries into the third quarter compared to the same periods in 2005.

Net sales from continuing operations of the Marketing and Publishing Services segment increased $23.0 million, or 26.9%, to $108.8 million for the fourth quarter of 2006 from $85.7 million for the fourth quarter of 2005.  This increase was primarily due to strong organic growth in both our sampling and direct marketing business, as well as sales related to the acquisitions of Dixon Web and the Vertis fragrance sampling business that were consummated during 2006.

Adjusted EBITDA of the Jostens Scholastic segment decreased $1.6 million, or 4.8%, to $32.9 million for the fourth quarter of 2006 compared to $34.5 million for the fourth quarter of 2005.  The year-over-year decrease was primarily attributable to higher gold costs, a shift in the timing of certain expenses in 2006 compared to 2005, planned fourth quarter investments in the business, and higher bonus expense in 2006 over 2005.  Jostens Yearbook Adjusted EBITDA decreased $3.3 million to a loss of $3.6 million for the fourth quarter of 2006 compared to a loss of $0.3 million for the corresponding period in 2005 driven by earlier deliveries falling in the third quarter, planned fourth quarter investments in the business and higher bonus expense in 2006 over 2005.  Continuing into the first quarter of 2007, due to both the timing of certain expenses and continuation of the planned investments that we began in the fourth quarter of 2006, the Company anticipates that Adjusted EBITDA for Jostens will be down versus the comparable period in 2006.

Adjusted EBITDA from continuing operations of the Marketing and Publishing Services segment increased $5.1 million, or 29.5%, to $22.3 million for the fourth quarter of 2006 from $17.2 million for the fourth quarter of 2005.  This increase was primarily attributable to higher sales volume and cost reduction initiatives, partially offset by higher production costs, including the start up of new equipment.

For the year ended December 30, 2006, net sales for the Jostens Scholastic segment were $437.6 million, which represented an increase of 3.0% from the $425.0 million reported for the prior year comparative period, primarily attributable to higher jewelry revenue that was driven by price and volume.  Jostens Yearbook net sales were $358.7 million for the year ended December 30, 2006, which represented an increase of 2.9% compared to $348.5 million of net sales in the corresponding prior year period due to increased account growth and price driven by new product and service offerings.

The net sales from continuing operations of the Marketing and Publishing Services segment increased $53.0 million, or 15.7%, to $390.4 million for the year ended December 30, 2006 from $337.4 million for the comparable prior year period in 2005.  This increase was primarily attributable to higher sales in direct marketing and sampling as well as sales related to the acquisitions of Dixon Web and the Vertis fragrance sampling business that consummated during 2006.

For the year ended December 30, 2006, Jostens Scholastic reported Adjusted EBITDA of $82.9 million, an increase of $1.5 million, or 1.9%, compared to $81.4 million for the prior year comparative period.  This increase was due to increased revenue, cost savings realized from improvements in plant efficiencies and other cost reduction initiatives.  These increases were offset by the impact of the higher cost of gold and higher bonus expense.  Jostens Yearbook reported Adjusted EBITDA of $120.5 million for the full year of 2006, an increase of $11.0 million, or 10.1%, compared to $109.5 million for the corresponding prior year period.  The increase was driven by sales growth, continued market innovation, improvements in manufacturing and planned cost reduction initiatives across the segment.

The Marketing and Publishing services segment reported Adjusted EBITDA from continuing operations of $87.9 million for 2006, an increase of $12.1 million, or 16.0%, compared to $75.8 million for the full year of 2005.  This increase was mainly the result of higher direct marketing and sampling volume.

As of December 30, 2006, Visant Corporation’s consolidated debt, comprised of outstanding indebtedness under its senior credit facilities and senior subordinated notes, was $1,216.5 million, with no borrowings outstanding under its domestic and Canadian revolving lines of credit. Visant’s cash position at December 30, 2006 totaled $18.0 million.  Visant’s parent, Visant Holding Corp., also had outstanding senior discount notes with an accreted value of $204.2 million, senior notes of $350.0 million and cash of $0.7 million as of December 30, 2006.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.  It should be noted that Adjusted EBITDA as presented excludes certain non-recurring costs, including Jostens’ 2005 incremental diploma costs.  These higher-than-planned diploma production and delivery costs were incurred in connection with manufacturing inefficiencies resulting from relocation of Jostens’ diploma operations out of the Red Wing, Minnesota manufacturing facility to certain other facilities in 2005.

Supplemental data has also been provided for Visant’s three segments: Jostens Scholastic, Jostens Yearbook and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the fourth quarter and full year 2006 results will be webcast live today at 10:00 a.m. Eastern Time through the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational markets.

Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation.  Jostens’ operations are reported in two segments: 1) Jostens Scholastic, which includes the production of class rings and graduation products and 2) Jostens Yearbook.

Visant’s Marketing and Publishing Services business produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative products and services to the direct marketing sector.  The group also produces components for educational publishers.

 SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them.  Such risks and uncertainties include, but are not limited to, the following:  our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; control by our stockholders; our dependency on the sale of school textbooks, the textbook adoption cycle and levels of government funding for education spending; Jostens’ reliance on independent sales representatives; and the failure of our sampling systems to comply with U.S. postal regulations.  These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements.  We caution that the foregoing list of important factors is not exclusive.  Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements.  The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends.  The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods and because the covenants in its debt agreements are tied to these measures.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 30,	December 31,	December 30,	December 31,
In thousands	2006	2005	2006	2005
Net sales	$273,416	$240,981	$1,186,604	$1,110,673
Cost of products sold	140,234	115,242	587,555	562,135
Gross profit	133,182	125,739	599,049	548,538
Selling and administrative expenses	103,552	96,428	394,366	389,171
Loss (gain) on disposal of fixed assets	429	167	(1,212)	(387)
Transaction costs	—	—	—	1,172
Special charges (1)	(147)	(321)	2,446	5,389
Operating income	29,348	29,465	203,449	153,193
Interest expense, net	26,388	27,422	105,422	106,845
Income before income taxes	2,960	2,043	98,027	46,348
(Benefit from) provision for income taxes	(3,693)	534	31,214	17,249
Income from continuing operations	6,653	1,509	66,813	29,099
Income from discontinued operations, net	1,518	6,347	9,561	19,001
Net income	$8,171	$7,856	$76,374	$48,100

Adjusted EBITDA (2)	$51,565	$51,382	$291,367	$266,710

Adjusted EBITDA Reconciliation:
In thousands
Net income	$8,171	$7,856	$76,374	$48,100
Interest expense, net	26,388	27,422	105,422	106,845
(Benefit from) provision for income taxes	(3,693)	534	31,214	17,249
Depreciation and amortization expense	20,884	20,483	81,597	87,550
Discontinued operations, net	(1,518)	(6,347)	(9,561)	(19,001)
EBITDA	50,232	49,948	285,046	240,743

Special charges (1)	(147)	(321)	2,446	5,389
Jostens diploma incremental costs	—	—	—	14,734
Loss (gain) on disposal of fixed assets	429	167	(1,212)	(387)
Other (3)	1,051	1,588	5,087	6,231
Adjusted EBITDA (2)	$51,565	$51,382	$291,367	$266,710

(1)             Special charges for the quarter ended December 30, 2006 consisted of a net reversal of $0.1 million of charges attributable to a withdrawal liability under a union retirement plan in connection with the consolidation of certain operations recorded in 2005. For the quarter ended December 31, 2005, special charges consisted of a net reversal of $0.3 million related to restructuring costs. For the year ended December 30, 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the carrying value of Jostens’ former corporate office buildings and $0.1 million of special charges for severance costs and related benefit costs. For 2005, special charges consisted of restructuring charges of $5.1 million for employee severance related to closed facilities and $0.3 million related to the withdrawal liability discussed above.

(2)             Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, and loss (income) from discontinued operations, excluding certain non-recurring items.

Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)

Other charges for the quarter ended December 30, 2006 included $0.8 million of management fees and $0.2 million of non-recurring moving costs. For the quarter ended December 31, 2005, the balance consisted primarily of special consulting fees of $0.8 million and management fees of $0.8 million. For the year ended December 30, 2006, other charges included $3.1 million of management fees, $2.3 million of special consulting fees, and $0.9 million of non-recurring moving costs, offset by $1.3 million related to an accrual reversal for software costs. For the year ended December 31, 2005, the amounts primarily related to $3.0 million of management fees, $2.0 million of special consulting fees, and $1.2 million of transaction costs.

VISANT CORPORATION AND SUBSIDIARIES-CONTINUING OPERATIONS

SUPPLEMENTAL DATA

	Three months ended
Income from discontinued operations, net	December 30,	December 31,
In thousands	2006	2005	$ Change	% Change
Net sales
Jostens Scholastic	$139,312	$127,438	$11,874	9.3%
Jostens Yearbook	25,388	27,820	(2,432)	(8.7)%
Marketing and Publishing Services	108,759	85,728	23,031	26.9%
Inter-segment eliminations	(43)	(5)	(38)	NM
	$273,416	$240,981	$32,435	13.5%
Adjusted EBITDA
Jostens Scholastic	$32,852	$34,496	$(1,644)	(4.8)%
Jostens Yearbook	(3,590)	(339)	(3,251)	(959.0)%
Marketing and Publishing Services	22,303	17,225	5,078	29.5%
	$51,565	$51,382	$183	0.4%
NM = not meaningful

	Twelve months ended
	December 30,	December 31,
In thousands	2006	2005	$Change	%Change
Net sales
Jostens Scholastic	$437,630	$424,984	$12,646	3.0%
Jostens Yearbook	358,687	348,512	10,175	2.9%
Marketing and Publishing Services	390,396	337,388	53,008	15.7%
Inter-segment eliminations	(109)	(211)	102	NM
	$1,186,604	$1,110,673	$75,931	6.8%
Adjusted EBITDA
Jostens Scholastic	$82,918	$81,408	$1,510	1.9%
Jostens Yearbook	120,540	109,524	11,016	10.1%
Marketing and Publishing Services	87,909	75,778	12,131	16.0%
	$291,367	$266,710	$24,657	9.2%

NM      = not meaningful

VISANT CORPORATION AND SUBSIDIARIES-CONTINUING OPER

SALES AND ADJUSTED EBITDA

(UNAUDITED)

	2005 - quarter ended				Full Year	2006 - quarter ended				Full Year
In thousands	April 2	July 2	October 1	December 31	2005	April 1	July 1	September 30	December 30	2006
Net sales
Jostens Scholastic	$123,580	$139,614	$34,352	$127,438	$424,984	$134,383	$129,854	$34,081	$139,312	$437,630
Jostens Yearbook	7,972	244,266	68,454	27,820	348,512	8,295	254,339	70,665	25,388	358,687
Marketing and Publishing Services	85,111	78,156	88,393	85,728	337,388	85,360	85,299	110,978	108,759	390,396
Inter-segment eliminations	(167)	(33)	(6)	(5)	(211)	(52)	—	(14)	(43)	(109)
	$216,496	$462,003	$191,193	$240,981	$1,110,673	$227,986	$469,492	$215,710	$273,416	$1,186,604

	2005 - quarter ended				Full Year	2006 - quarter ended				Full Year
In thousands	April 2	July 2	October 1	December 31	2005	April 1	July 1	September 30	December 30	2006
Adjusted EBITDA
Jostens Scholastic	$24,244	$32,526	$(9,858)	$34,496	$81,408	$29,862	$29,011	$(8,807)	$32,852	$82,918
Jostens Yearbook	(6,840)	100,446	16,257	(339)	109,524	(4,328)	110,549	17,909	(3,590)	120,540
Marketing and Publishing Services	20,530	16,875	21,148	17,225	75,778	20,909	19,866	24,831	22,303	87,909
	$37,934	$149,847	$27,547	$51,382	$266,710	$46,443	$159,426	$33,933	$51,565	$291,367